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                                                                      EXHIBIT 99




                                 [PRESS RELEASE]

          GLACIER BANCORP, INC. AGREES TO ACQUIRE VALLEY BANK OF HELENA


        KALISPELL, MONTANA -- Glacier Bancorp, Inc.(Nasdaq: GBCI) today announced the signing of a definitive agreement to acquire Valley Bank of Helena. Valley Bank is a commercial bank with approximately $70 million in assets and two banking offices in Helena, Montana. Glacier is a bank holding company based in Kalispell, Montana with approximately $575 million in assets and 18 banking offices in 13 Montana communities. Glacier will effect the transaction by acquiring HUB Financial Corporation, Valley's parent holding company.

The combination of Glacier Bancorp and Valley Bank will create a banking institution with nearly $650 million in assets, $460 million in loans, and approximately $64 million in shareholders' equity. The resulting bank group will have 20 banking offices in 13 Montana communities. In addition, Valley Bank is nearing completion of another branch location in Helena, which is expected to open in January 1998. Following the combination, Valley will retain its autonomy and local decision making, operating as a separately chartered commercial banking subsidiary of Glacier. The bank's name will remain "Valley Bank of Helena" and existing management and employees will be retained, including Fred Flanders, President of Valley Bank and former Commissioner of Financial Institutions for the State of Montana.

"We are pleased and excited to have Valley Bank of Helena join our organization," said John MacMillan, President and CEO of Glacier. "It is an outstanding community bank with strong management and a great track record of financial performance. Moreover, it expands our commercial banking franchise by establishing a meaningful presence for us in Helena, the State Capital." Glacier currently operates a supermarket branch in Helena which it opened in June of 1997. Last year, Glacier acquired First Security Bank in Missoula, Montana and previously acquired commercial banks in Columbia Falls, Whitefish and Eureka. In November, Glacier announced that it was also submitting an application to convert its Kalispell-based Glacier Bank F.S.B. subsidiary to a state chartered commercial bank. "This transaction will serve to strengthen our position as the preeminent commercial banking organization in western Montana," noted MacMillan.

In addition to the strategic advantages of the merger, Glacier also emphasized the financial benefits which will result from the transaction. "We expect this acquisition to be immediately accretive to Glacier's earnings and book value per share, without relying on expense savings or revenue enhancements," added MacMillan.

Fred Flanders, President of Valley Bank of Helena, praised the merger with Glacier as a move that will benefit Valley Bank's customers, employees and shareholders. "Glacier Bancorp is a quality financial institution that shares our commitment to delivering superior customer service. Our customers and employees will benefit from the combined strengths of the two organizations, while our shareholders will enjoy the benefits of owning shares of a public company with a superb history of performance.


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Terms of the Combination

Under the terms of the merger and exchange agreements, Glacier will issue 620,000 shares of its common stock to shareholders of HUB Financial Corporation and Valley Bank of Helena in exchange for a 100% ownership interest in Valley Bank. To effect the acquisition, Glacier will enter into a merger agreement with HUB Financial corporation (which owns 86.5% of the outstanding shares of Valley
Bank) and will enter into a share exchange agreement for the remaining 13.5% interest in Valley Bank. The 86.5% portion of the transaction represented by the merger with HUB Financial will be accounted for as a pooling of interests; the 13.5% minority interest share exchange will be accounted for using purchase accounting.

Based on Monday's closing price of $22 per share, shareholders of HUB Financial Corp and Valley Bank of Helena will receive stock of Glacier Bancorp worth approximately $13.6 million. After the transaction, Glacier will have a market capitalization exceeding $160 million, making it the largest publicly traded banking institution headquartered in Montana, based upon market capitalization.

Financial Performance

Glacier Bancorp is one of only a handful of financial institutions nationwide to receive an A+ rating from Standard & Poor's rating service. Since going public in 1984, Glacier's shareholders have enjoyed a compound annual total return exceeding 26%. As of September 30, 1997, Glacier had total assets of $575 million, with over $400 million in loans and $57 million in shareholders' equity. For the twelve months ended September 30, Glacier generated net income of $8.7 million, representing a 16.3% return on equity.

Valley Bank has produced strong and consistent growth during the past several years; since 1994, assets, loans and earnings have increased at compound annual growth rates of 12%, 21% and 17% respectively. As of September 30, 1997, Valley had total assets of $70 million, with $45 million in loans and $5.7 million in shareholders' equity. For the twelve months ended September 30, 1997, Valley Bank generated net income of $1.0 million, representing an 18.4% return on average equity.